UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 6, 2016

SORRENTO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36150	33-0344842
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9380 Judicial Drive

San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 210-3700

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 6, 2016, Sorrento Therapeutics, Inc. (the “Company”) entered into a License and Collaboration Agreement (the “Agreement”) with Les Laboratoires Servier, SAS, a corporation incorporated under the laws of France, and Institut de Recherches Internationales Servier, a company duly organized and existing under the laws of France (individually and collectively, “Servier”). Pursuant to the Agreement, among other things, the Company granted to Servier a royalty-bearing license under certain patents and other intellectual property rights of the Company in and to certain know-how or other technology of the Company transferred to Servier under the Agreement to develop, manufacture and commercialize certain pharmaceutical products containing the Company’s fully human immuno-oncology anti-PD-1 monoclonal antibody STI-A1110 (the “STI-A1110 Antibody”) or an antibody that is a derivative of the STI-A1110 Antibody (collectively, the “Products”), in each case as a monotherapy or in combination with other therapies or products for any human use throughout the world. The foregoing license is exclusive with respect to a pharmaceutical product consisting of the STI-A1110 Antibody (the “STI-A1110 Antibody Product”).

Pursuant to the Agreement, the Company will transfer to Servier, among other things, certain technology relating to the STI-A1110 Antibody Product, including certain sample materials, documents and know-how, including manufacturing process. The Agreement provides that Servier will, at its sole cost and expense, control the development of the STI-A1110 Antibody Product. Servier will, at its sole cost and expense, be solely responsible for the manufacture and supply of the Products. Servier will also be solely responsible for the commercialization of the Products throughout the world and is obligated to use commercially reasonable efforts to commercialize at least one Product for human use.

In consideration for the rights granted to Servier under the Agreement, Servier will pay the Company a non-refundable, upfront payment of EUR 25,000,000. In addition, Servier has agreed to pay the Company: (1) upon the achievement of specified development and regulatory milestones, non-refundable payments totaling up to EUR 78,000,000 for the STI-A1110 Antibody Product and up to EUR 73,000,000 for a pharmaceutical product containing the STI-A1110 Antibody and other products controlled by the Company or Servier (“Additional Products”) and (2) upon the achievement of specified sales milestones, non-refundable payments totaling up to EUR 710,000,000 for each Product. Pursuant to the Agreement, the Company is also entitled to receive certain royalty payments ranging from high single-digit to double-digit percentages based upon net sales, which royalty payments are subject to adjustment under certain circumstances.

As partial consideration for the Company’s rights and Servier’s obligations under the Agreement, the Company agreed that it will not, for a period of five years, develop, manufacture or commercialize any antibody product originating from the Company and directed against the human PD-1 target without Servier’s prior written consent.

Under the Agreement, the Company granted Servier a right of first negotiation on any sale, transfer or grant of any rights with respect to mutually agreed upon clones for certain specified immune checkpoint inhibitors to any third party.

The Agreement provides for customary indemnification provisions whereby each of the Company and Servier agreed to indemnify the other party in connection with certain third party claims.

The Agreement, unless sooner terminated, will continue on a product-by-product and country-by-country basis, until the royalty term with respect to the sale of the applicable Product in the applicable country expires. The Agreement may be terminated upon the mutual agreement of the Company and Servier, and either party has the right to terminate the Agreement in the event of a material breach or default by the other party that is not cured within a specified period of time or upon the insolvency of the other party. Servier also has the right to terminate the Agreement for convenience, subject to certain conditions, and may immediately terminate the Agreement upon the discovery of a significant safety issue with respect to a Product. The Company has the right to immediately terminate the Agreement if Servier or one or more of its affiliates institutes or participates in an action to challenge certain of the Company’s patents. Upon termination of the Agreement for any reason except for safety reasons, if the Company requests, Servier will grant the Company an exclusive, royalty-bearing license under Servier’s intellectual property rights to further develop, manufacture and commercialize the terminated Product.

The foregoing description of certain terms contained in the Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Agreement that will be filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2016 (the “Form 10-Q”). Certain terms of the Agreement have been omitted from this Current Report on Form 8-K and will be omitted from the version of the Agreement to be filed as an exhibit to the Form 10-Q pursuant to a Confidential Treatment Request that the Company plans to submit to the SEC at the time of the filing of the Form 10-Q.

Item 8.01. Other Events.

On July 11, 2016, the Company issued the press release attached as Exhibit 99.1 to this Current Report on Form 8-K regarding its entry into the Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release, dated July 11, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SORRENTO THERAPEUTICS, INC.

Date: July 11, 2016	By:	/s/ Henry Ji, Ph.D.
Name: Henry Ji, Ph.D.
Title: President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description

99.1	Press release, dated July 11, 2016.